Exhibit 99.2

On November 1, 2007, The Interpublic Group of Companies, Inc. held a conference call. A copy of the transcript of the call follows:

INTERPUBLIC CALL PARTICIPANTS

Michael Roth

Chairman of the Board and Chief Executive Officer

Frank Mergenthaler

Executive Vice President and Chief Financial Officer

Jerry Leshne

Senior Vice President, Investor Relations

ANALYST CALL PARTICIPANTS

Alexia Quadrani

Bear, Stearns & Company

John Janedis

Wachovia Securities

Paul Ginocchio

Deutsche Bank Securities

Michael Nathanson

Sanford C. Bernstein & Co.

Craig Huber

Lehman Brothers

Fred Searby

JPMorgan Chase & Company

Karl Choi

Merrill Lynch

Troy Mastin

William Blair & Company

Catriona Fallon

Citigroup

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CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS

Operator:

Good morning and welcome to the Interpublic Group third quarter 2007 earnings conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:

Thank you. Good morning and thank you for joining us. We have posted our earnings release and our slide presentation on our website, interpublic.com, and will refer to both in the course of this call. This morning we’re joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks to be followed by Q&A, and we will plan to conclude before market open at 9:30 a.m. Eastern time.

During this call we will refer to forward-looking statements about our company which are subject to the uncertainties in the cautionary statement included in our earnings release and the slide presentation and further detailed in our 10-K and other filings with the SEC.

At this point it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:

Thank you, Jerry, and thank you all for joining us this morning as we review the third quarter and first nine months of 2007.

I’d like to begin with highlights of our performance and a brief overview of key areas of the business. Frank will then take us through the financial results. After his presentation, I’ll return with some closing comments, and we’ll move on to a Q&A.

Last quarter, we called out very strong organic revenue increase as an indicator of the success we’ve had in attracting and developing talent, as well as strategically realigning a number of our capabilities so as to better meet the needs of the marketplace.

Once again, we saw strong organic revenue growth at Interpublic. Fueled by a wide cross-section of our agencies, we were up 5.7% in the quarter on this important metric.

Year-to-date the organic revenue increase was 4.8%, which makes us competitive in terms of our top-line performance relative to our peers. While there are still a few areas in our portfolio that need work, we clearly have the tools and talent to be a major competitive force in the marketplace.

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We continue to see growth from existing relationships, particularly among our top 20 clients, which speaks well of the strength of our offerings. In conversations with our clients, we are getting no indications that they are currently intending to pull back from their marketing activities as they head into the new year.

We’re also seeing positive revenue impact from new business won in the first half of the year, and we continue to bring in new accounts, such as Subaru, U.S. Census, Beck’s, Chili’s, and USAA, and just yesterday we were informed that Lowe had won the pan-European work for General Motors for Zafira and Meriva minivans. Through September, we remain new business positive.

You will also see that we posted a continued improvement in operating performance. Operating income was up $30 million from last year’s third quarter and is $120 million ahead of last year for the first nine months. Frank will take you through all of the specifics on key costs and profitability programs.

In reviewing performance of the agencies, I would call attention to the fact that McCann and CMG continue to perform very well, with highly competitive, global offerings in growth areas such as activation, CRM, public relations and event marketing.

The Draft FCB merger has created a company with a compelling and differentiated go-to-market strategy, and we look forward to seeing the network really hit its stride as we move into 2008.

Among our integrated U.S. independents, we have some of the most respected brands in the business, like the The Martin Agency, Hill Holliday, Carmichael Lynch, Campbell-Ewald, Deutsche and Mullen, and their performance continues to be strong.

Our two global media operations have made great progress operationally and financially during the past 12 months. Improved talent at Initiative Media and Universal McCann, as well as better collaboration between the two companies in non-client-facing areas should allow both agencies to build on their positive momentum.

Lowe’s strategic and creative product continues to be its strength, as was evident when it presented its plan to our board of directors in London last week. Management continues to stay focused on refining the network’s operating footprint, securing the right skill sets to meet the needs of the marketplace and improving overall financial performance.

At this point it makes sense for me to address a topic that’s on everyone’s mind. That is, digital. We hear about it from all our operating people in their plans meetings, and regularly get asked about it by investors.

Clearly, developing digital capabilities will have implications for every one of our brands and for Interpublic as a whole. That’s because there will continue to be more and more digital media channels with which to reach consumers, as well as greater fragmentation of traditional media. As a result of technology innovations, our industry will also continue to be confronted by increased complexity and speed of change. But the

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evolution of the media marketplace is not a zero-sum game in which new media will eradicate all other forms of communication.

Both old and emerging platforms are required by our clients. In fact, each channel has a role to play, and each excels in addressing key marketing objectives at every stage of the consumer purchase funnel. Online is unique in that it cuts across all consumer touch points and adds a dimension to every other marketing discipline, which is why research is increasingly finding that emerging and traditional media are strongest together, as part of integrated campaigns.

We believe that digital talent and capabilities must continue to be at the center of our thinking and the programs we create for our clients. They must, therefore, be integrated into all of our agencies. Of course, there are a small number of scarce, specialist capabilities — in leading-edge or highly technical areas — which will have to be shared across the group.

We have three top digital agencies in R/GA, MRM and the integrated interactive offering within Draftfcb. Our U.S. independents have also developed strong digital in-house capabilities. We’ve been very successful with the Emerging Media Lab and our digital partners, whether with Facebook, Joost or BuzzAgent, to name a few. And earlier this year we addressed our search needs with the acquisition of Reprise Media. More recently, we launched a mobile joint venture with Velti.

But we must continue to invest in our digital offerings, particularly our international footprint. We must also invest behind stronger digital talent at our media agencies, at Lowe and in our marketing services companies. Areas such as online analytics will be key, as will social media marketing, which can work hand-in-hand with our terrific public relations, activation and event marketing companies.

Moving forward, we believe that continued investment in digital talent, incubating new capabilities and small, targeted acquisitions will be vital to building on the strong growth and marketplace momentum that we have seen thus far this year.

Now to take us through the story in detail from a financial point of view, I’d like to hand things over to Frank for a review of our results.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

Thank you, Michael, and good morning, everyone. A quick reminder that my comments track the presentation slides that are posted to our website.

On slide two, we call out key points related to the quarter.

As you just heard from Michael, we are pleased with our improved revenue growth in Q3 and what this says about the quality of our agencies. On a reported basis, revenue increased 7.3%. Organic revenue growth was 5.7% compared to the third quarter a year ago. We had strong contributions from both existing clients and new client wins.

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We drove improved leverage on total operating expenses, leveraging base salaries and benefits as a percentage of revenue. We added to our accrual for annual incentives in the quarter due to improved performance and better expense phasing.

O&G declined in all major expense categories as a percent of revenue, led by lower professional services fees.

As a result, Q3 operating income was $51 million, an increase of $30 million from Q3 ’06. Operating margin was 3.3% in the quarter, compared to 1.4% a year ago. It’s worth noting, due to seasonality, third quarter revenues are significantly lower than in quarters two and four.

For the quarter, diluted EPS was a loss of $0.06 per share, compared to a loss of $0.02 per share a year ago.

Slide 3 is our P&L for the third quarter. I’ll cover revenue and operating expense trends in some detail shortly. Here I’d like to call out two items.

In other income and expenses, we had expense of $5 million this year, compared to income of $23 million a year ago. In both cases, these are predominantly non-cash items.

Second, our tax provision was $36 million on pre-tax income of $16 million. As has been the case in previous quarters, this primarily reflects the impact of losses in certain international jurisdictions on which we receive no tax benefit.

As we have said previously, those losses without tax benefit mean that our annual effective rate should be in the mid 50% range. We continue to have available loss carry forwards of approximately $1.5 billion to utilize as profitability improves. Our fully normalized tax rate should be in the 35 to 40% range.

On slide 4 we provide additional detail on revenue. Reported revenue in the quarter was $1.56 billion, an increase of 7.3%. Compared to Q3 2006, exchange rates had a positive impact of 3%, and net business dispositions were a negative 1.4%. The result was organic revenue growth of 5.7%, which, as I mentioned earlier, was attributable to higher revenue from both existing clients and net new business wins.

The lower half of the slide shows segment performance. The organic revenue increase was 4.9% at our Integrated Agency Networks and 10% at CMG. Within our IAN segment, the growth of integrated advertising and marketing assignments was at the core of strong organic performance in the U.S. and internationally. Our media operations also posted solid organic growth. CMG’s results reflect another quarter of double-digit organic increases at our major PR agencies and strong growth in our events marketing business.

Slide 5 provides a regional revenue breakdown.

In the U.S., revenue increased 6.8% organically, an outstanding result led by McCann Worldgroup. We also saw solid contributions from Draftfcb, Initiative and Universal

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McCann. Among our U.S. integrated independents, Hill Holliday had strong growth, fueled by recent new business wins. PR continued its very strong growth performance and was joined by event marketing.

In the U.K., revenue declined 4.8% organically from Q3 ’06 due to project work in our events business a year ago that did not repeat, as well as the shift in the timing of a large project that was moved from the third quarter into the fourth quarter of this year. For the year to date, we are approximately flat in the U.K.

In continental Europe, revenue declined 1.3% organically, due to client losses and decreased spend by certain clients, primarily in France.

In Latin America, revenue increased 12.6% on an organic basis, lead by strength in our media businesses, as well as increased ad spend from existing clients. Mexico was strong for both McCann and Draftfcb.

In AsiaPac revenue increased 6.5% organically. We had very strong revenue growth on a percentage basis in both China and India, offset somewhat by weakness in Japan at McCann.

In other markets, organic revenue growth was 26.5% due to strength in the Middle East and South Africa.

On slide 6, a closer look at operating expenses.

Salaries and related expense were $1.03 billion in the quarter compared to $961 million a year ago. There are a number of moving pieces in the comparison. First, as you will see in the appendix to our presentation, leverage on base salaries and benefits improved 40 basis points to 54.5% from 54.9%. Headcount at quarter end was approximately 43,000. Excluding the 850 employees from the recently acquired Lintas India, we are approximately flat from where we started the year. As Michael indicated, we continue to make the necessary investments by hiring new talent to drive revenue growth in strategically critical areas. So the ins and outs in terms of staffing deserve a closer look, as we rationalize our cost structure in a number of businesses.

Getting more specific, we have reduced headcount by more than 1,000 employees at Draftfcb and Lowe so far this year. Concurrently we have hired about the same number of people in support of growth areas. The talent added is taking place in digital, PR, direct and CRM, activation and media, led by the following agencies: MRM, Momentum, R/GA, Weber Shandwick and Universal McCann. We also continue to add talent to our agencies in key emerging markets like China.

Total incentive compensation expense in the quarter includes an increase of $13 million from a year ago for our annual incentive program, resulting from improved performance as well as a better phasing of annual incentive expense recognition for the year. It bears mention, based on performance year-to-date, and our expectations for Q4, annual incentive expense should be essentially flat for the year.

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Expense related to long-term performance-based equity compensation increased approximately $4 million due to our expanded use of equity incentives. As we have indicated previously, we anticipate for the full year total expense of equity-based compensation will increase approximately $15 million compared to last year.

Severance expense was 1.3% of revenues in the quarter. As was mentioned in our previous conference call, we began to take necessary cost actions during the third quarter to respond to account changes that took place late in Q2. This led to incremental severance in the quarter, notably at Draftfcb in New York as a result of the Verizon consolidation into McCann. As we’ve begun planning for next year it has become apparent that the effects of these losses would be greater than we had previously anticipated.

The recent client shifts at Lowe led us to reevaluate the agency’s overall cost structure. Expenses for actions taken in the third quarter are reflected in our restructuring line, which shows $5 million in severance costs related to Lowe. We expect that the total program at the agency will involve an incremental $13 million in cash and non-cash restructuring expenses to address headcount and real estate over the next two quarters.

In Q4 we are looking at additional real estate actions across our portfolio of companies, which should approximate $25 million pre-tax.

At the bottom of the slide, you see office and general expenses, which were $469 million in the quarter compared to $466 million a year ago. O&G declined as a percentage of revenue by 200 basis points to 30.1%.

Fees for outside professional services, chiefly accounting and financial controls, declined $6 million from a year ago. It’s worth noting that Q3 ’06 showed a $61 million reduction from the prior year.

As you will see in our presentation appendix on page 25, each of the O&G categories presented — professional fees, occupancy, office expense and all other — decreased as a percentage of revenue. This clearly demonstrates that our commitment to major corporate cost control and reduction initiatives is bearing fruit.

On slide 7, we show cash flow for the quarter.

We had cash flow from operations of $119 million in Q3, compared with the use of $70 million a year ago.

On the highlighted line, you see that working capital generated $22 million of cash, an improvement of over $100 million from Q3 ’06, principally due to better performance in our media businesses.

D&A in Q3 was a total of $74 million. Depreciation was $44 million, amortization of restricted stock and other non-cash compensation was $23 million, and amortization of interest expense was $8 million.

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In the investing activity section, we used $34 million for acquisitions. We have made several investments in strategic, high-growth areas this year. In the third quarter, we stepped up our investment in FCB Ulka, a top Indian agency, which cements our position as one of the two leading holding companies in India.

Over the course of the next year, we will continue to be open to strategic deals in emerging and high-growth economies.

As you can see, the financing section was fairly quiet.

On slide 8, we present the current portion of our balance sheet as of September 30th ’07 and ’06 as well as at year end ’06.

We ended Q3 with $1.53 billion of cash and short-term marketable securities. Our cash level is seasonal, as we have said previously, and typically peaks at year end. Those are the areas highlighted in yellow.

Under current liabilities, as we have called out previously, short-term debt includes our $400 million 4.5% convertible senior notes. This reflects the option of note holders to put that debt to us in March ’08.

Our debt maturity schedule is presented on slide 9. Total debt at quarter end was $2.3 billion. This schedule is essentially unchanged from our second quarter conference call.

On slide 10, we present a summary of key developments.

Our strong top-line growth in the quarter reflects the improving competitiveness of our businesses, the result of strategic decisions we have made related to our offerings and targeted investments in talent and tools.

We will begin to see the revenue impact of Q2 account losses beginning in Q4, which will put pressure on growth, but we remain pleased with our progress in 2007, and we believe that the broad-based improvements in the competitiveness of our offerings are sustainable.

Some of these account losses have made it necessary for us to take related cost actions, which impacted the third quarter. Further action on staff reductions and real estate will be required during the next two quarters as well. We will also have to continue to invest in digital talent and tools in order to keep pace with, and capitalize on, the rapid changes that are taking place in our business.

These factors will impact the rate of improvement in margin performance going forward. As a result of our annual planning process, we also have a better sense of what performance for 2008 looks like. Michael will be speaking to this key issue in more detail shortly.

We continue to focus on the corporate initiatives that have been yielding so well for us in terms of O&G costs. We are also pushing hard to drive financial tools and disciplines

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into all of our agencies, so as to improve productivity and cross-agency collaboration, better share back office functions and further simplify the organization.

As we move through the crucial phase of internally testing our control environment, we remain on track to be compliant with SOX 404 with the filing of our 2007 10-K. We are finding that an additional benefit of these efforts is that robust financial controls are providing more timely data about the performance of the businesses and giving us a better dashboard with which to manage our operations.

At this point, I’d like to hand it back to Michael for some closing remarks.

Mr. Roth:

Thank you, Frank.

It’s fair to say that for the second consecutive quarter, Interpublic performed at the highest level we’ve seen in many years. These results demonstrate that we’ve put the company back on the right track.

As was the case on our last call, I will remind you that we’ve consistently stated that our progress would not be linear from quarter to quarter. Performance for the first nine months of this year is very encouraging, but will not necessarily become the norm until after we have fully completed our turnaround.

Looking forward, it’s clear that we must continue to accelerate the speed at which we embed digital skill and capabilities into every one of our agencies. This will require increased levels of investment, particularly in talent, professional development and technology, and to a much lesser extent, targeted M&A activity.

These investments will be important in building on our current top-line momentum and will help us to ensure our long-term growth, but they will also affect our ability to achieve the full measure of the aggressive margin objectives we set forth for next year.

The client developments which we called out in the second quarter are making it necessary for us to take remedial actions that will have financial ramifications for the next two quarters. These developments have also put our margin objectives under additional pressure.

We will continue to push for double-digit operating margins in 2008. However, our detailed planning process has led us to conclude that it is appropriate at this time to adjust margin expectations for next year. We expect to post operating margins of between 8.5% and 9% in 2008. This would represent performance we can be proud of — a dramatic improvement over where we were when we began the turnaround less than two years ago, with revenue declining organically and operating margins of negative 1.7%.

We’ve come very far in a short time. We’ve shown that we are willing to take direct action to address issues, which we will continue to do so. Ours is a talent-driven

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business, and we’ve been successful in bringing on the right people and providing them with the resources required to build strong operating brands. Those kinds of investments would have helped us post a strong performance we are sharing with you today. We remain committed to making these kinds of investments, because that is consistent with the long-term interest of creating shareholder value.

We look forward to keeping you up to date on where we stand in terms of our progress and our prospects. Our future gets brighter every day. In order to realize that promise, we must always stay focused on improving our product offerings and delivering for our clients and improving our profitability. That’s what will allow us to enhance value for our shareholders and to deliver on our ultimate objective of being fully competitive financial performance.

I would now like to open up the floor to questions. Thank you.

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QUESTIONS AND ANSWERS

Operator:

. . . . Your first question comes from Alexia Quadrani. Your line is open.

Alexia Quadrani, Bear, Stearns & Company:

Thank you. A couple of questions. First, you mentioned some pressure on the revenues from the client losses over the summer likely to impact Q4. Could you give us a sense if any of that at all fell into Q3? I’m just trying to get a sense of the revenue impact in the next quarter. And then I have a couple follow-ups.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

Alexia, it’s Frank. The revenue impact on Q3 was de minimus.

Ms. Quadrani:

Okay. And then, did you see a meaningful change in profitability at any one of your agencies in the quarter? For example, Draftfcb, maybe Draftfcb New York? Did they see a big dip given the Verizon loss in the second quarter?

Michael Roth, Chairman of the Board and Chief Executive Officer:

I think, as we indicated in the call, the loss of Verizon in New York did have an impact on the New York office of Draft as it moved over to McCann. And that’s reflected in the numbers we’re talking about. We remain confident in the ability of the Draft FCB merger to be very competitive in the marketplace and to really start showing an impact in 2008.

Mr. Mergenthaler:

And the biggest impact, Alexia, was in the severance costs we took as a result of the Verizon loss.

Ms. Quadrani:

Would you say the other major agencies, though, the profitability was relatively stable?

Mr. Roth:

Yes. Other than the issues we continue to talk about Lowe, in terms of repositioning Lowe — and your next question is going to be when do we see Lowe turning profitable? And the answer to that is we expect to see them profitable in 2008.

Ms. Quadrani:

And then, just lastly, you mentioned some improvement in the media business. Was that just in the top line, or are you seeing better profitability there? And also could you provide us some color about profitability in Europe?

Mr. Roth:

Yes. Let me talk about media, and then I’ll turn to Frank — I’ll cover Europe as well. The growth in media is both on a revenue point of view and cost containment and profitability. I think both our media units have shown an ability to add to its talent and yet focus on profitability. So we’re very pleased with the improvements we’re seeing

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there. As far as Europe goes, in the U.K. we’ve added virtually new management in all of our units, and, as Frank indicated, for the year in the U.K., we see it relatively flat although we had a negative quarter. The pressure in continental Europe is in France, and obviously we’re taking actions in terms of talent to address that.

Ms. Quadrani:

Okay. Thank you.

Operator:

John Janedis, your line is open.

John Janedis, Wachovia Securities:

Thank you. A couple of questions, guys. First, can you just, Frank, maybe talk a bit more about the uptick in incentive expenses? How do the managers, in terms of hitting margin targets, factor into the calculation in terms of the uptick? Thanks.

Mr. Mergenthaler:

The first headline, John, on incentives is we believe the phasing of the incentive accrual for the year will be more straight-lined. If you look at last year, it was very fourth-quarter-weighted. In fact, we believe, from an annual perspective, that our cash payout will be approximately the same as we saw in ’06. So I just think it’s a more straight-line recognition of it. On the long-term incentives, we called out, I think on the second-quarter call, we believed year-over-year we’d be about $15 million higher on long-term equity-based incentives. We’re still in that ballpark. With respect to targets, the incentives are predicated on revenue and margin targets for each one of our individual operating units. And when you look at the relative performance, those who’re performing above those targets, we are accruing those incentives now. For those that are falling short, we back off on the accrual.

Mr. Janedis:

Okay, and then as a follow-up: just in terms of the salary and related line in the uptick during the period, given the organic growth here, I guess I would have expected to see a bit more expansion there, and I guess given your comments in investing in people, is there any reason that we should expect to see that tick down? And as the number, I think, in the past you talked about something in the high 50s at some point. Is that still achievable?

Mr. Roth:

Our goal is to continue to drive towards that. I mean, obviously you’re right. In terms of investing in our talent that has had some pressure on our ability to expand the margin. But that part of our process is, in fact, for those people that we’re adding is to be revenue generators, and therefore, grow the margins through new business as well as focusing on costs. Our expectations are to continue to move that number down towards the numbers that we were talking about in terms of below 60%.

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Mr. Janedis:

Okay. And sorry, just one last question. On the revenue side and your targets that you talked about last year, it seemed like you’re at least pacing in line with plans for revenues on both — well, at least for ’07 and maybe for ’08 as well. I’m wondering, will the cost of doing business be increased permanently? And how do you think about the longer term industry margins? Are they basically not as high as you thought they may have been a year or two ago?

Mr. Roth:

Well, I think right now, I think the whole industry is under pressure to invest in new talent, and particularly as I indicated on the digital side, I think your observation on the revenue one is a valid one. We feel much more comfortable in terms of our revenue being competitive with our peer groups, if you would. And I think the whole industry is under pressure to maintain our margins, and that goes to the value-added process of what we’re delivering. And I do think, given the new techniques, the tools and resources that we bring to the table, we do believe margins are attainable. But it’s going to be a lot of hard work in terms of meeting the needs of our clients, and that’s why we’re gearing up from the resource perspective.

Mr. Janedis:

All right. Thank you.

Operator:

Paul Ginocchio, your line is open.

Paul Ginocchio, Deutsche Bank Securities:

Thanks. Two questions. First, just looking at the new margin target, can you talk about how much the charges that you’ve talked about in, I guess, the first quarter of ’08 impact that target versus the economy versus Lowe and investing in digital? Can you tell me which is the most important of those categories that took down your margins? And the second, talk about when is the Dell account going to be announced? Thanks.

Mr. Roth:

Let me handle the Dell. We’re in the midst of, obviously, the finals of that. We had presentations recently, actually last week, and we’re in constant dialogue with them, in fact, this week. So we expect to see, or expect to hear from them, I’d say within a month. I think their target is within a month, and we’re actively engaged in that, and we’re looking forward to a resolution of that. As far as the components of the impact —

Mr. Mergenthaler:

Paul, the one-off costs with respect to the actions we’re taking next year did not result in us moving the targets down to the 8.5 to 9%. It’s more a factor of, as you called out, the aggressive investment that we’re making as it relates to digital, and also the two key operating units that are important to the overall turnaround objectives in Draftfcb and Lowe, and the impact that significant account losses had on them in ’07 and how that

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moves forward, then, to ’08 with respect to progress against their individual performance targets.

Mr. Ginocchio:

Any way to size those account losses just so we know what the impact is going to be over an annual basis?

Mr. Roth:

I think what we said at the time, roughly, $50 million was the number. And, again, we don’t give specific information. But I think that was a number that could be used from a range perspective.

Mr. Ginocchio:

Great. Thank you.

Mr. Roth:

Sure.

Operator:

Michael Nathanson, your line is open.

Michael Nathanson, Sanford C. Bernstein & Co.:

Thanks. I have one for Frank and one for Michael. Frank, as always your slides are great. On page/slide 22 —

Mr. Mergenthaler:

Let me get to it —

Mr. Nathanson:

Okay. It shows linear operating leverage for salaries and related for the past couple of data points over the past 12 months on a trailing basis. The question I have and, I think, everyone wants to figure out is, where does the leverage come from on salaries and related? Looks like it’s pretty much tied to revenues, and other companies as well in the industry are not showing a lot of margin kick from salaries and related —

Mr. Mergenthaler:

I think the leverage has to come from the base salaries, which is the next slide. On the incentive line, severance will normalize and, we think, probably, 100 basis points is a reasonable number. We believe on the incentive side, it’s 3.4 to 3.5% of revenue in the aggregate for a run-rate basis. So we need to get it out of base.

Mr. Nathanson:

And how does that occur?

Mr. Mergenthaler:

Well, right now, we’re fighting a little bit of headwind because we’re in significant

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investment mode, but with respect to — once that somewhat stabilizes, it’s in better leverage or existing headcount. We do that by investing in better tools and trying better efficiency through client management. So there’s not one single answer, but we’ve got agencies in the portfolio that — this is a roll-up of IPG; we have agencies in the portfolio that do dramatically better than this. So it’s not — it’s not a bar to which we haven’t seen it achieved.

Mr. Roth:

From a granular point of view, whenever we have our operating reviews, that’s the number one item we address in our discussions. So everyone is focused on, if there are, if there are any increases in people or cost, they have to go through a process in terms of revenue generation and payback, if you will. So the discipline now is very much in place both with respect to the regional operations as well as the individual CFOs and the corporate review. So we are addressing those issues directly.

Mr. Nathanson:

Okay. And then, thanks, I have one for Michael, which is, when you think about building out your digital capabilities, why wouldn’t you also see an increase in M&A activity in the coming years? So, why not, how does the buy-versus-build decision flow through your head?

Mr. Roth:

Yes, I mean, that’s an obvious question. Frankly, the prices for some of the buys are quite enormous, and given the fact that we have a pretty good footprint between MRM, R/GA, our digital capability within our independents as well as the Draftfcb component, our view is to leverage our existing expertise and grow it from within. We still look at picking up strategic operations on a smaller level, like we did with Reprise and a couple other digital shops that are smaller in size. But to go out and add to critical mass on a large basis by paying up for it, we don’t think is necessary at this point in time. We’re competing very effectively right now in the digital offering given resources that we have, and I think the better route for us right now is to add to our talent base and expand it that way.

Mr. Nathanson:

Okay. Thanks, Michael.

Mr. Roth:

Thank you.

Operator:

Craig Huber, your line is open.

Craig Huber, Lehman Brothers:

Yes, good morning, thank you. Two questions. Share buybacks of your stocks at $10 a share. How confident are you that you can hit this 8.5, 9% target next year? And what

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might be timing here — perhaps you would consider doing share buy-backs for the next year and a half?

[multiple speakers]

Mr. Roth:

We’ve talked about that before — I’d love to be in a position of talking about those issues as well as dividend issues and all this other stuff. We’re still in the midst of our turnaround, and I would say we have to have some consistency in our overall performance from a financial point of view. We’ve had good conversations with our rating agencies. As you’ll recall, they took us off negative, and so, we — I think we’re managing our balance sheet and our expectations reasonably well, and, I think the point is that we just have to continue to keep our heads down and deliver consistent results, and then we can talk about that.

Mr. Huber:

Also another question. What has changed in your mind over the last year and a half that lowered your target from 10% to 8.5 to 9? Sounds like it’s more on the cost side than investments. Is that fair to say?

Mr. Roth:

Well, I think there are a number of issues have occurred. Some of the things that have come up, some of our client losses and impacting that through our regular business operations, taking some staff reductions in some of our units as a result of those client losses, has had an impact. I think the fact that we’re investing in digital — we added 1000 people in these growth areas — I think that’s having an impact. So if you put it all together — if you remember, when we set the 10% target we had negative margins. We were looking into a crystal ball. A lot of things have changed in the economy in terms of the rapid pace at which the digital has come up against us. So it’s a whole host of factors that affect it. Obviously, we’re still going to be driving toward double-digit margins. I’m not taking our foot off of the accelerator here. I think what we said was, as we went through this turnaround, to the extent we had indications and better visibility to where we would come, we would alert everyone to that. And that’s what we’re doing here. Frankly, I think 8.5, 9%, given the short period of time we’ve been doing this, in terms of the turnaround, is a pretty good result. I mean, we want to do better and we will do better. But right now, I think that’s a reasonable expectation, which is why we threw that out there.

Mr. Huber:

Lastly if I could, early on in the call, Mike, you mentioned you have a few areas you need to work on still at the company. Can you just go through that and update us on Lowe, the media side and the areas that will make a difference for next year?

Mr. Roth:

Clearly the emerging markets are an area we want to focus on. We topped off our investments in India and we’re very comfortable with our offerings in India. China continues to be an area that we have to focus on. We have some very good, very good

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offerings, both with Lowe and McCann, of course, in China, and our specialty agencies as well as Draftfcb. We have to build on that footprint. Media in China is an area we have to address as well.

Lowe, where — they’ve done a lot of work in Lowe in terms of stabilizing that business, their creative product continues to be very powerful, the response from their clients, notably Unilever, has been very positive in terms of the work they do on a global basis, and we’re looking for them to turn profitable in 2008. So that’s an area that we’re looking at very carefully.

And of course, Draftfcb has gone through its merger. They have done a tremendous job of integrating the two units, and the go-to-market strategy is very powerful in terms of what they’re implementing. The team has just come back from their worldwide tour of all the different agencies and rolling out the go-to-market strategy. So we’ve done a lot of things during this interim period, and all of it, we believe, is going to give rise to growth on a long-term basis.

Mr. Huber:

How much, Michael, was your media operation revenues up in the quarter or year-to-date?

Mr. Roth:

We don’t disclose media separately.

Mr. Huber:

All right. Thank you.

Operator:

Frederick Searby, you may go ahead.

Frederick Searby, JPMorgan:

Thank you. A couple of questions. One, in your margin target next year of 8.5 to 9%, can you tell us what you need in terms of organic growth to hit that? And then, secondly, a question on severance. I don’t know if you said this — the $20 million in severance in the quarter, how much of that was related to GM? Did you see — or was that mostly the Verizon and some of the other account moves that you’ve seen? And I guess, finally, just are you seeing any — you said that your clients are kind of not pulling back, given some of the problems around the housing market. Have financial clients at all pulled in, or are you seeing any kind of slowdown there or any of the verticals that seem to be more troubled?

Mr. Roth:

Yes. Let me address that part of it. As I indicated, our clients have not been indicating — financial services, I think roughly 6% of our business is in financial services, and of that, MasterCard is a big piece of it, and they’re not directly related to the housing market, per se, and you just saw the results that they posted. So I don’t think we’re going

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to see a big impact on that, although I think what everyone is feeling is that there’s something out there, but we haven’t seen it. And I think that’s what’s happening in terms of the caution flags that are being raised. But we haven’t seen it directly, and it may be that it will hit us as we go through the end of the fourth quarter into the first. But right now we just haven’t seen it, and the particular sectors that it would be obvious in do not have a significant impact on us, but it may spill over to other sectors, but right now, we don’t see it.

The revenue targets for 2008, I think what we’ve said is, we have to be competitive; we have to continue to be competitive on revenue to achieve our targets. And, on the severance and so on, Frank — ?

Mr. Mergenthaler:

There’s the impact of Verizon on Draftfcb, Fred, are in the severance line, and the impact with respect to the General Motors and Saab for Lowe are in the restructuring line.

Mr. Searby:

And, Michael, not to beat a dead horse, but what is competitive revenue mean? I mean —

Mr. Roth:

Well, we had originally started out at roughly 5% or a little better as competitive revenue, and that’s where we’re heading. I think 4 .8% through nine months is pretty close.

Mr. Searby:

Okay, great, thank you.

Mr. Roth:

Thank you.

Operator:

Karl Choi, your line is open.

Karl Choi, Merrill Lynch:

Hi, good morning. I have a couple of questions here. One, it looks like a lot of the leverage in the O&G line came from the other category. I know there are a lot of ins and outs, but I was just wondering if there’s anything that’s driving that? Second, Frank, I think if I heard your comments about incentive compensation correctly, it looks like you’re looking for a sequential drop in the fourth quarter. I just want to verify if that’s the case?

Mr. Mergenthaler:

In the O&G other, primarily currency, transactional currency impact, and with respect to the incentives, your comment is accurate.

Mr. Choi:

Okay. And as far as the — behind your margin target for next year, can you just give us

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a sense how the U.S. will differ from internationally in terms of your margins that you’re looking for for next year?

Mr. Mergenthaler:

With respect to the U.S. our margins are very robust now for the most part. So we expect that they will continue to be robust.

Mr. Roth:

A good component of our U.S. operations are our independents, and the margins at a number of our independents are very robust. So that helps. And our organic growth in the U.S. obviously is very sound.

Mr. Choi:

But do you expect the margin gap to narrow between U.S. and international next year?

Mr. Mergenthaler:

We’re expecting that international margins will improve.

Mr. Choi:

Last question for Lowe. After — you talked about some real estate actions you will be taking for the whole company. Does that really just, is it all tied to the GM loss, or will Lowe look a little different after the restructuring?

Mr. Roth:

Lowe, as we indicated throughout the last couple of periods, Lowe is in the process of focusing their operations on the eight hubs and so on. So all of this repositioning of Lowe is to position itself for the future growth, and certainly, all of the actions we’re taking are consistent with that. I think they shut roughly 13 of their operations down and repositioned another 13. So this is all consistent with the long-term plan of Lowe to become profitable as well as be competitive in the marketplace, and they’re doing a great job in stabilizing and repositioning their offerings.

Mr. Mergenthaler:

And, Karl, for some of the other real estate moves we’ll be downsizing certain operations to take lesser space. So that will have some cost impact, a positive in ’08. There are a number of other moves that are in markets that are escalating, and we’ve got lease maturities that are coming up that we’re being proactive in trying to replace the existing leases with things that are more cost-effective than the current market’s yielding.

Mr. Choi:

Great, thank you.

Mr. Roth:

You’re welcome.

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Operator:

Troy Mastin, your line is open.

Troy Mastin, William Blair:

Good morning, thank you. I wanted to dig in a little bit about your statement about making remedial investments in the area of digital. I wonder if you can help us understand how much of these investments will hit the income statement next year versus the balance sheet? How long do you think this extra spending will be required to, say, catch up maybe with the best three competitors out there? And maybe if you can quantify this in some form that would help.

Mr. Roth:

Well, I think, we’ve indicated a capex run rate of about $150 million. And I think we continue to say that that is a good run rate for us. And whatever we would do should fit within those numbers. The impact on our margin is through the salary and talent, and I think that’s, that’s what we’re talking about in terms of the investment. And, yes, in the comment you made about remedial —we’re building on a very strong base. This isn’t exactly remedial. I mean, we’ve been very competitive in our offerings, and we continue to be so.

Mr. Mastin:

I think you referred to it as remedial. So just using your word.

Mr. Roth:

No, I didn’t, but thank you. [laughter]

Mr. Mastin:

I guess I’ll check the transcript.

Mr. Roth:

We both will.

Mr. Mastin:

How long do you need to make this incremental spending, or is this a permanent cost? Maybe I shouldn’t even consider it incremental since it isn’t remedial.

Mr. Roth:

I wouldn’t call it a permanent cost, but obviously we want to invest in where the money is, and if digital, which it will be, is an increasing component of our business, we will continue to invest in it. The issue is converting those expenses to revenue, and that’s the challenge and the value added that we have. That’s why the tools and the analytics that we’re investing in are so critical for the future. Because, as I meet with clients — and remember I used to be on the other side — we want to make sure that the work that we’re doing is having an impact, and it’s this investment in the tools and resources that will enable us to further refine our offerings and show an impact. So that’s part of our business right now. Right now it’s costing us some money to do it, but it’s money well spent for the long-term viability of our businesses.

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Mr. Mastin:

And that investment in technology and tools would show up in that capex, I would assume?

Mr. Roth:

No, only on the acquisition side. The rest will be running through our P&L, which is one of the reasons there will be some pressure on our margins.

Mr. Mastin:

Okay. And you mentioned something about a small number of scarce capabilities that must be shared across agencies, and I think you were referring to digital here as well. I wonder if you could maybe give a little more color to that? If this is something you’re doing now, how do you attack this challenge in trying to share across all your children?

Mr. Roth:

The best — well, put — the best example of that is our recent acquisition of Reprise Media. When we had our operating reviews, all of our people at the end of the review, where we ask them where what are you missing and what could you do —and originally we thought we could build our own search capabilities — they all said it would be great if we could have a world-class search capability. So we went out and acquired Reprise Media.

Now, where do you put Reprise Media as an asset of IPG? Obviously, if you put into one of our global networks they certainly would be very busy. But this is an offering that we want to make sure is available to all of our clients across all our networks. So when we do a Reprise Media, we put it as an IPG asset and they work across all our different networks. That’s what we talk about in terms of a scarce resource, and when we see that, we want to make it available to all of our clients and all of our networks.

Some of our investments, whether it be our investment in Facebook, or whether it be in some of the Emerging Media Lab-type stuff, the Emerging Media Lab is available across networks. So we have to do both, and obviously, each of our networks is looking at the issue of, do they have their own capabilities, such as the Worldgroup, which historically has always had very robust internal capabilities, or do we have a shared responsibility in an IPG level, and that’s always our dialogue with all of our networks.

Mr. Mastin:

Okay, good. And then one final question. You mentioned some project, I guess, or maybe some projects, that were pushed in the U.K. from Q3 to Q4, I believe, this year. I wonder if you can give a little more detail on what type of work this was and help us with the magnitude?

Mr. Mergenthaler:

It was related to an automotive car show, and the magnitude of dollars we haven’t disclosed. But for that segment and in that geography, it’s relatively meaningful.

Mr. Mastin:

Would growth there have been positive had that not happened?

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Mr. Mergenthaler:

I think it would be closer to flat.

Mr. Mastin:

Right, right. Okay, thank you.

Mr. Roth:

Thank you.

Operator:

Catriona Fallon, your line is open.

Catriona Fallon, Citigroup:

Good morning, gentleman. You give a breakdown in the metrics supplement between revenue from marketing services and advertising and media. I’m wondering if you can also tell us a little bit about the margin differences between those two segments and what kind of growth we’re seeing in each of those two segment margins?

Mr. Mergenthaler:

On the advertising component, the margins that we current have are higher, and when you look at some of the marketing services components, you’ve got to go deeper into it. Our PR margins are very robust; on some of our project-related businesses they’re a little bit thinner, and I think what we’ve seen in the past year is, on the marketing services side, we’re seeing improvement in those margins, and those margins need to continue to improve for us to meet the targets we put there for ’08.

Ms. Fallon:

Okay. And then also, it looks like your revenue per employee has been kind of slowly increasing. What is the main driver behind that, and where do you expect that to go by the end of 2008?

Mr. Roth:

Well, obviously all of that is embedded in the targets that we have out there and that we’re giving you. That’s a good thing to see that improving, and the way you get there is by obviously organic revenue, and even though we’re adding people, we’re adding revenue and client-facing people as opposed to non-client-facing people. So we manage that very carefully, and that’s a good metric — I think that’s a great metrics to look at in terms of our overall trajectory.

Ms. Fallon:

Is there anything different in the way that you’re negotiating contracts with clients around the pricing so that you can be sure to get the type of margin you need to get per deal or per client?

Mr. Roth:

That’s a great question, because one of the things — we talk about all our professional

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fees and how high they’ve been the last few years as we went through Sarbanes-Oxley, and how we get that behind us. We’ve had tremendous additional visibility into all of our business as a result of the strength of our financial organization both at the networks as well as the overall financial organization. That has enabled us to take a real deep dive into a lot of our existing contracts and new contracts so that we get paid for the work that we’re doing. Historically, that was an area that because we didn’t have the controls in place that were necessary, we felt we were leaving money on the table.

So what we’re seeing right now is greater visibility into the contract negotiations and profitability of our contracts, and that has enabled us to be basically get paid for the work that we’re doing. The scope creep that’s prevalent in our business is an area where there are real dollars out there, and if you have the resources and the financial wherewithal to dive into that, we see that as a big opportunity. We’re seeing much better visibility in that, both in new contracts as well as existing contracts.

Mr. Mergenthaler:

Another area of opportunity, is just the whole digital pricing model is evolving. We are all rapidly adding digital talent and that’s driving growth. And the pricing model needs to be further refined from respect to what is commodity in that space, what is value add and premium billing for that value add. And I think we’re all kind of learning as we go along, but that’s going to evolve over the next 12, 18 months.

Ms. Fallon:

Great. Is there also a difference in, perhaps, the margin that you’re able to achieve on the digital contracts? Maybe there’s still a disconnect between what you can charge a client and what you need to pay, or, to pay employees? Are we still kind of on the employee benefits more kind of side of that?

Mr. Roth:

A lot of this work is consultive as opposed to the traditional advertising where you get a rate per FTE. Though, in that respect, there’s an opportunity for greater margin. Ultimately as this becomes more embedded into what we do, then procurement people get involved and we get into an FTE model. But there’s no question that the value added as a result of this clients need and have, and are willing and able to pay for it.

Ms. Fallon:

Great, thank you very much.

Mr. Roth:

You’re welcome.

Operator:

I show no questions.

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Mr. Roth:

Well, at this point, I want to thank you all for your support, and we look forward to addressing our results for our fourth quarter in our next call. Thank you very much.

*           *          *

Cautionary Statement

This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in our 2006 Annual Report on Form 10-K under Item 1A, Risk Factors, and other SEC filings. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	risks arising from material weaknesses in our internal control over financial reporting, including material weaknesses in our control environment;
•	our ability to attract new clients and retain existing clients;
•	our ability to retain and attract key employees;
•	risks associated with assumptions we make in connection with our critical accounting estimates;
•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;
•	potential adverse developments in connection with the ongoing SEC investigation;
•	potential downgrades in the credit ratings of our securities;
•	risks associated with the effects of global, national and regional economic and political conditions, including fluctuations in economic growth rates, interest rates and currency exchange rates; and
•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our 2006 Annual Report on Form 10-K under Item 1A, Risk Factors, and other SEC filings.

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